Exhibit 10.3

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

MANUFACTURING AGREEMENT

DPT LABORATORIES, LTD.

AND

AUXILIUM PHARMACEUTICALS, INC.

Table of Contents

1 - DEFINITIONS		4

1.1	ACT	4
1.2	AUXILIUM OWNED EQUIPMENT	4
1.3	cGMP	4
1.4	CLAIMS	4
1.5	COMPETITIVE PRODUCT	4
1.6	CONFIDENTIAL INFORMATION	5
1.7	DEA	5
1.8	DELIVERY DATE	5
1.9	EXECUTIVE OFFICER	5
1.10	[**]	5
1.11	FDA	5
1.12	FORECASTED NEEDS	5
1.13	IMPROVEMENTS	5
1.14	INTELLECTUAL PROPERTY	6
1.15	LABEL, LABELED, OR LABELING	6
1.16	LOSSES	6
1.17	MANUFACTURING FEE	6
1.18	MANUFACTURING PROCESS	6
1.19	MATERIALS FEE	6
1.20	MATERIAL SAFETY DATA SHEET	7
1.21	PACKAGING	7
1.22	PRODUCT(S)	7
1.23	PPI	7
1.24	REJECTED PRODUCT	7
1.25	SPECIFICATIONS	7
1.26	TERRITORY	8

II - PRODUCT MANUFACTURE AND SUPPLY		8

2.1	MANUFACTURE AND PURCHASE	8
2.2	SUPPLY OF MATERIALS	8
(a)	Materials Supplied by AUXILIUM	8
(b)	Materials Supplied by DPT	9
(c)	Packaging and Labeling	9
2.3	MATERIALS TESTING	9
2.4	MATERIAL SAFETY DATA SHEETS	9
2.5	ORDERS	10
(a)	Purchase of Products	10
(b)	Forecasted Needs	10
(c)	Volume	10
2.6	REJECTED PRODUCTS	10
(a)	Rejection of Product by AUXILIUM	10

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

(b)	Replacement of Rejected Product	11
(c)	Responsibility for Costs	11
(d)	Resolution of Conflict	12
2.7	PRODUCT PRICE	12
(a)	Manufacturing Fees	12
(b)	Materials Fees	12
2.8	PAYMENT	13
2.9	LATE PAYMENT	13
2.10	DISPOSAL COSTS	13
2.11	FAILURE TO SUPPLY	13

III - SHIPMENT AND RISK OF LOSS		14

3.1	SHIPMENT	14
3.2	DELIVERY TERMS	14
3.3	CLAIMS	14

IV - TERM AND TERMINATION		14

4.1	TERM	15
4.2	TERMINATION	15
4.3	PAYMENT ON TERMINATION	15
4.4	SURVIVAL	15

V - CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE		16

5.1	CERTIFICATES OF ANALYSIS	16
5.2	STABILITY TESTING	16
5.3	VALIDATION WORK OR ADDITIONAL TESTING	16
5.4	GOVERNMENT AGENCY INSPECTION	16
5.5	REGULATORY FILINGS	16
5.6	QUALITY	16

VI - WARRANTIES		17

6.1	CONFORMITY WITH SPECIFICATIONS	17
6.2	COMPLIANCE WITH THE ACT	17
6.3	CONFORMITY WITH FDA AND DEA REGULATIONS AND cGMP’S	17
6.4	COMPLIANCE OF PACKAGING AND LABELING WITH LAWS AND REGULATIONS	17
6.5	ACCESS TO DPT’S FACILITIES	17
6.6	DISCLAIMER	18

VII - ADMINISTRATIVE COSTS		18

VIII - FORCE MAJEURE		18

IX - CHANGES TO PROCESS OR PRODUCT		19

9.1	CHANGES BY AUXILIUM	19
9.2	CHANGES BY DPT	19
9.3	CHANGES BY REGULATORY AUTHORITIES	19
9.4	OBSOLETE INVENTORY	20

X - CONFIDENTIAL INFORMATION		20

10.1	CONFIDENTIAL INFORMATION	20
(a)	Obligations of Confidentiality	20
(b)	Exceptions	20
(c)	DPT Business Model	21
10.2	TRADEMARKS AND TRADE NAMES	21

XI - INDEMNIFICATION AND INSURANCE		21
11.1	INDEMNIFICATION BY DPT	21
11.2	INSURANCE BY DPT	21
11.3	INDEMNIFICATION BY AUXILIUM	22
11.4	INSURANCE BY AUXILIUM	22
11.5	INDEMNIFICATION PROCEDURES	22
11.6	INTELLECTUAL PROPERTY	22
(a)	Intellectual Property Rights	22
(b)	Warranty by AUXILIUM	23
(c)	Warranty by DPT	23

XII - GENERAL PROVISIONS		23
4
12.2	ENTIRE AGREEMENT; AMENDMENT	24
12.3	WAIVER	24
12.4	OBLIGATIONS TO THIRD PARTIES	24
12.5	ASSIGNMENT	24
12.6	GOVERNING LAW AND DISPUTE RESOLUTION	24
12.7	SEVERABILITY	25
12.8	HEADINGS, INTERPRETATION	25
12.9	COUNTERPARTS	25
12.10	INDEPENDENT CONTRACTOR	26
12.11	EXPORT/IMPORT LAWS AND REGULATIONS	26
12.12	EQUIPMENT	26
12.13	EQUIPMENT MAINTENANCE	26

This Manufacturing Agreement (the “Agreement”) is made as of this 1st day of January 2011 (the “Effective Date”) by and between Auxilium Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware with its principal place of business at 40 Valley Stream Parkway, Malvern, PA 19355 (hereinafter referred to as “AUXILIUM”) and DPT Laboratories, Ltd., a Texas Limited Partnership with a place of business at 307 East Josephine Street, San Antonio, Texas 78215 individually and on behalf of its affiliate company, DPT Lakewood, Inc. (hereinafter collectively referred to as “DPT”).

WITNESSETH:

WHEREAS, AUXILIUM is engaged in the manufacture, distribution and sale of certain pharmaceutical products; and

WHEREAS, DPT owns and has a broad spectrum of technologies for the development, formulation, testing, control, manufacture, filling and distribution of pharmaceutical, over-the-counter and cosmetic products; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

I - DEFINITIONS

1.1	Act

“Act” means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2	AUXILIUM Owned Equipment

“AUXILIUM Owned Equipment” means equipment that is used to manufacture Product that is provided by AUXILIUM and located in the DPT facility and which is detailed in Schedule B attached hereto and hereby made an integral part of this Agreement.

1.3	cGMP

“cGMP” shall mean the principles detailed in (a) the US Current Good Manufacturing Practices (21 CFR 210, 211 and 600), (b) the “Rules Governing Medicinal Product in the European Community – Volume IV Good Manufacturing Practice for Medicinal Products” and Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients (ICH Q7A), (c) Health Canada Good Manufacturing Practices of the Food and Drug Regulations and Guidance and (d) any subsequent or future revisions of such guidelines and regulations.

1.4	Claims

“Claims” means collectively, claims, charges, actions, suits, proceedings, hearings, investigations, complaints, demands, judgments, orders, decrees, stipulations or injunctions.

1.5	Competitive Product

“Competitive Product” means all pharmaceutical products or proposed pharmaceutical products intended to [**] or such equivalent or similar indication, and all [**] products containing [**] as an active ingredient intended for [**].

1.6	Confidential Information

“Confidential Information” means all information disclosed by the disclosing party to the receiving party including, without limitation, protocols, and other clinical study-related information; trade secrets, ideas, inventions or research and development information; technology, know-how, engineering or other data, processes, techniques, formulae or work-in-process; manufacturing, planning or marketing information, procedures or strategies; financial or other business information; information which has been designated in writing as confidential by the disclosing party; and any other information which, if divulged to a third party, could have an adverse impact on the disclosing party, or on any third party to which it owes a confidentiality obligation.

1.7	DEA

“DEA” means Drug Enforcement Agency or any successor entity and any comparable Canadian or European agency.

1.8	Delivery Date

“Delivery Date” means the date or dates for delivery in which AUXILIUM lists in each firm order for Product.

1.9	Executive Officer

“Executive Officer” means the chief executive officers of each of the parties, or a designee from senior management with decision making authority.

1.10	[**]

1.11	FDA

“FDA” means the United States Food and Drug Administration, or any successor entity thereto and any comparable Canadian or European agency.

1.12	Forecasted Needs

“Forecasted Needs” means AUXILIUM’s estimate of Products to be ordered from DPT for each of the [**] months following the month in which such estimate is provided.

1.13	Improvements

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

“Improvements” mean any and all results, data, documentation, inventions, formulas, improvements, modifications, adaptations, enhancements or new applications, whether or not patentable, for or to the Product or the techniques or processes involved in its manufacture which are conceived, derived, reduced to practice, made or developed in connection with or under this Agreement and/or the manufacture of Product or arise as a result thereof.

1.14	Intellectual Property

“Intellectual Property” means any and all results data, documentation, inventions, patent applications, patents, trade secrets, registered designs, copyrights, database rights, registered or unregistered design rights, trademarks, trade names, know-how and other industrial or intellectual property rights of whatever kind.

1.15	Label, Labeled, or Labeling

“Label”, “Labeled”, or “Labeling” means all labels and other written, printed, or graphic matter upon: (i) Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

1.16	Losses

“Losses” means collectively, liability, damage, loss, cost, or expense (including reasonable attorney’s fees).

1.17	Manufacturing Fee

“Manufacturing Fee” means the fee paid by AUXILIUM to DPT for services required to manufacture and package Products. The Manufacturing Fee is quoted in single final Product unit increments (i.e. by the bottle or tube). The Manufacturing Fee shall include services for [**] The Manufacturing Fee does not include, without limitation, [**]. These services are in addition to the Manufacturing Fee and shall be billed by the hour at DPT’s then-prevailing [**]. In addition, the Manufacturing Fee does not include [**].

1.18	Manufacturing Processes

“Manufacturing Processes” means all formulas, processes, analytical methods, data, and Improvements thereon, whether patentable or not, utilized in the manufacture of the Product.

1.19	Materials Fee

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

“Materials Fee” is quoted in single final Product unit increments and is defined as DPT’s Standard Cost (“Standard Cost” is the [**]. Materials Fee does not include, without limitation, costs associated with [**]. These items will be invoiced to AUXILIUM, upon AUXILIUM’s prior written approval (any such written approval to be in a timely manner), at DPT’s cost on a net [**] basis and AUXILIUM agrees to reimburse DPT for any such authorized expenditures made on AUXILIUM’s behalf. Materials Fee must include supporting documentation for associated costs broken down by line item.

1.20	Material Safety Data Sheet

“Material Safety Data Sheet” (“MSDS”) means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto.

1.21	Packaging

“Packaging” means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, Product.

1.22	Product(s)

“Product(s)” means product(s) (as listed in Schedule A) manufactured, packaged, labeled and/or finished by DPT to meet the Specifications (as hereinafter defined).

1.23	PPI

“PPI” means the Producer Price Index for Pharmaceutical Preparation Manufacturing issued by the Bureau of Labor Statistics, US Department of Labor.

1.24	Rejected Product

“Rejected Product” means a Product which fails to (i) meet the Specifications, (ii) comply with cGMP standards and requirements, or (iii) meet any applicable regulatory requirement.

1.25	Specifications

“Specifications” means the (i) raw material specifications (including chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); and (vi) finished Product specifications release criteria including the Acceptable Quality Limits (“AQL’s”) as defined in the Quality Agreement between the parties

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

hereto (the “Quality Agreement”). Specifications shall be established and/or amended from time to time upon the written agreement of both DPT and AUXILIUM via a change control in accordance with Section IX below.

1.26	Territory

“Territory” means all countries covered by the regulatory requirement of the FDA, Health Canada and EMA as listed in Schedule D and such additional countries as requested by AUXILIUM for inclusion and agreed upon by DPT.

II - PRODUCT MANUFACTURE AND SUPPLY

2.1	Manufacture and Purchase

Subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture for, and provide to, AUXILIUM, AUXILIUM’s quantity of Product ordered through the Forecasted Needs. AUXILIUM agrees that it will purchase from DPTa minimum of [**] percent of AUXILIUM’s annual requirements of the Products. AUXILIUM shall pay DPT for Products according to paragraph 2.7 below. DPT shall manufacture Products in accordance with cGMP, the Specifications or pursuant to exceptions approved in advance, in writing, by AUXILIUM, and in sufficient quantity to meet AUXILIUM’s Forecasted Needs for the length of this Agreement. In the event that any Product is moved to a third party manufacturer pursuant to the terms of this Agreement, such quantity of Product shall be considered as manufactured by DPT for the purposes of calculating AUXILIUM’s purchase requirements under this Agreement.

2.2	Supply of Materials

(a)	Materials Supplied by AUXILIUM

If AUXILIUM is to supply any Labeling, Packaging, excipients, raw materials or other components for the manufacture of Products, AUXILIUM shall notify DPT, in writing, specifying which materials it will supply. AUXILIUM shall provide DPT with said materials at AUXILIUM’s expense along with Certificates of Analysis and MSDS sheets relating to same, at a minimum of [**] prior to DPT’s scheduled production of Product requiring said materials and in sufficient amounts for DPT’s manufacture of Product. In the event AUXILIUM-supplied materials are not supplied [**] prior to DPT’s scheduled production of Product, DPT may, if necessary, delay the Delivery Date of Product by the same number of days such AUXILIUM-supplied materials are late. DPT will use commercially reasonable efforts to meet the original Delivery Date even in the event that AUXILIUM-supplied material are not supplied [**] prior to DPT’s scheduled production of Product. [**] beyond the original Delivery Date. All AUXILIUM supplied material shall be shipped to DPT [**]. DPT is hereby authorized by AUXILIUM to return any portion of AUXILIUM supplied material for which no future production is planned. AUXILIUM shall be responsible for the quality of all AUXILIUM-supplied materials. [**].

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

For each lot of materials supplied by AUXILIUM, DPT shall perform the quality control and inspection tests as agreed to in the Specifications unless AUXILIUM has made arrangements in writing for pre-approved material. DPT shall have the right to reject any pre-approved material which does not meet the Specifications in accordance with paragraph 2.3 below. DPT warrants that it will maintain, for the benefit of AUXILIUM, complete and accurate records of the inventory of all such AUXILIUM-supplied materials. If requested by AUXILIUM, DPT will provide to AUXILIUM a [**] report of ending [**] inventory balance of each AUXILIUM supplied/owned materials stored at DPT. This reporting will be supplied exclusively on DPT forms.

(b)	Materials Supplied by DPT

DPT shall be responsible for supply, at the expense of AUXILIUM, of all other commodities necessary for the manufacture of Products. All DPT supplied materials will be billed to AUXILIUM on the respective invoice for Product, into which the DPT supplied materials were converted, as part of the Materials Fee, and in addition to the Manufacturing Fee, all in accordance with the provisions of paragraph 2.7 below.

(c)	Packaging and Labeling

In the event AUXILIUM requests DPT to purchase Packaging and Labeling supplies, AUXILIUM shall provide DPT with Specifications (including art proofs) for Packaging and Labeling, and DPT shall, upon AUXILIUM’s prior approval, purchase, at the expense of AUXILIUM, Packaging and Labeling in accordance with the Specifications. DPT shall solicit competitive bids once a year for such Packaging and Labeling and will submit such bids to AUXILIUM for selection and approval. All such costs for Packaging and Labeling shall be [**]. Packaging and Labeling procured by DPT shall be [**].

2.3	Materials Testing

All materials and Packaging supplies shall, when received by DPT, be submitted to analysis and evaluation in accordance with DPT’s SOP’s to determine whether or not said materials meet the Specifications. The cost of all such analyses and evaluations shall be borne by DPT, except as otherwise provided in paragraph 2.2 of this Agreement. DPT agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

2.4	Material Safety Data Sheets

Prior to DPT’s receipt and testing, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, AUXILIUM shall provide MSDS sheets to DPT for finished products and all components provided to DPT by AUXILIUM necessary for the manufacture of Products. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided.

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

2.5	Orders

(a)	Purchase of Products

AUXILIUM agrees to purchase from DPT all Products manufactured for AUXILIUM by DPT in accordance with AUXILIUM’s [**] Forecasted Needs to the extent such Products meet the Specifications or exceptions approved by AUXILIUM. Products shall be ordered by AUXILIUM in increments of full batches and in minimum order quantities.

(b)	Forecasted Needs

AUXILIUM shall provide DPT with a written, non-binding, [**] projection with specific data to its Forecasted Needs. Such Forecasted Needs shall be updated by AUXILIUM [**] on or before the [**] on a rolling [**] basis. It is understood and agreed that with respect to all Forecasted Needs issued to DPT by AUXILIUM pursuant to the terms hereof, the forecast for the first [**] thereof shall constitute a firm order for Products. In each firm order, AUXILIUM will state a Delivery Date. DPT must object in writing to such Delivery Date within [**], or such Delivery Date will be considered agreed upon. DPT may produce Product up to [**] prior to the Delivery Date in order to accommodate fluctuations in production demands. The remaining [**] of the Forecasted Needs shall be utilized by DPT for purposes of material acquisition on behalf of AUXILIUM and DPT production planning. DPT shall attempt to minimize the material inventory purchased on behalf of AUXILIUM. Certain materials, however, may have long lead times and/or require a minimum order quantity. Therefore, DPT may order, with AUXILIUM’s prior written authorization, the chemical and packaging components necessary to support up to [**] of AUXILIUM’s Forecasted Needs, or the applicable minimum order quantity, whichever is greater. Should AUXILIUM subsequently reduce its Forecasted Needs, AUXILIUM will be financially responsible for any material purchased by DPT on AUXILIUM’s behalf. Any such material which is subsequently rendered in excess of that required to support up to [**] of AUXILIUM’s Forecasted Needs may be subject to storage and inventory carrying fees. [**]. Final Products warehoused by DPT on behalf of AUXILIUM shall begin to accrue storage charges at the rate of [**] after an initial storage fee free period of [**].

(c)	Volume

In the event that AUXILIUM orders less than [**] of Product in any calendar year, the parties will negotiate in good faith to establish new Manufacturing Fees, with the understanding that DPT will continue to produce certain quantities of Product for a minimum period of [**] in order to enable AUXILIUM to identify and utilize another entity to utilize and manufacture the Product.

2.6	Rejected Products

(a)	Rejection of Product by AUXILIUM

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

AUXILIUM may reject any Product which qualifies as a Rejected Product. AUXILIUM shall, within [**] after its receipt of any shipment of Product and related Certificate of Analysis of Product batch (as described in paragraph 5.1 hereof), notify DPT in writing of any claim relating to Rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch (except in the case of a latent defect which shall not be deemed to have been accepted). Such notice to DPT shall specify why the Product batch failed to perform to Specifications.

(b)	Replacement of Rejected Product

As to any Rejected Product pursuant to paragraph 2.6(a) above (including phases of or complete batches of bulk Product), DPT shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments) promptly after all materials are available to DPT for the manufacture. If requested, DPT shall make arrangements with AUXILIUM for the return or disposal of Rejected Product.

(c)	Responsibility for Costs

(i)	AUXILIUM Fault

For all validation batches of a Product produced by DPT, or in the event a Rejected Product is due to AUXILIUM supplied information, formulations or materials, AUXILIUM shall bear [**] percent [**] of all costs directly related to and invoiced for Rejected Product including cost of destruction of the Rejected Product, which shall be conducted by AUXILIUM in accordance with all applicable laws and regulations.

(ii)	DPT Fault

Unless otherwise agreed by the parties, upon the completion of all necessary validation batches and in the event a validated Product becomes a Rejected Product due to DPT’s fault,, (including, but not limited to, failure to comply with applicable written procedures, failure to manufacture within validated parameters, failure to follow cGMP, cross contamination/failed cleanings, or faulty material sourced by DPT), then DPT shall bear [**] percent [**] of the Manufacturing Fees, Material Fees, costs of all materials supplied by DPT and AUXILIUM and the costs of destruction.

(iii)	No Fault

In the event a validated Product results in a Rejected Product, and is not due to either AUXILIUM supplied information, formulas or materials or DPT’s fault, AUXILIUM shall bear [**] with DPT bearing all [**] related to Rejected Product, and with destruction to be paid by [**].

(iv)	Destruction

Regardless of fault, destruction of Rejected Product shall be in accordance with all applicable laws and regulations and the party conducting the destruction shall indemnify the other party hereto for any liability, costs or expenses, including attorney’s fees

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

and court costs, relating to a failure to dispose of such Rejected Product in accordance with such laws and regulations. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law.

(d)	Resolution of Conflict

In the event of a conflict with respect to any shipment of Product batch being a Rejected Product, a sample of such Product batch shall be submitted to a laboratory or recognized industry expert chosen by [**] for testing against the Specifications utilizing the methods set out in the Specifications; provided however, if [**] testing is required for the Product any such laboratory or recognized industry expert shall be chosen exclusively by [**]. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s findings are made. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with paragraph 12.6 below.

2.7	Product Price

(a)	Manufacturing Fees

The initial Manufacturing Fees to be paid by AUXILIUM to DPT are listed in Schedule A. The parties hereto agree that the Manufacturing Fees set out in Schedule A shall be re-negotiated, in good faith, at [**]. If the parties are unable to agree on a re-negotiated price at least [**] prior to the start of a [**] period, then this Agreement, effective the [**] of the [**], shall continue in force with prices being adjusted to reflect the change in the monthly PPI, or comparable successor index, in [**] of the preceding [**] compared to the same [**] prior thereto, until such time as to when price negotiation can be completed.

Prices for new Product sizes, new batch sizes or Product configuration changes not initially included in Schedule A, shall be negotiated and DPT and AUXILIUM shall arrive at a mutual agreement with respect to prices at the time said new Product sizes are added to Schedule A.

If a negotiated price cannot be agreed upon, final pricing for any of the above will be settled in accordance with paragraph 12.6 below.

(b)	Materials Fees

The Materials Fee to be paid by AUXILIUM to DPT is detailed in Schedule A. The Materials Fee will be adjusted [**] at the beginning of [**] and Schedule A shall be amended accordingly based on changes in DPT’s standard costs for materials. In the event, however, the cost of a material increases or decreases during any [**] greater than [**] percent ([**]), DPT will promptly upon the effective date of such increase or decrease adjust its invoice price for said material to AUXILIUM to offset such increase or decrease. Material Fees for new Product sizes, new batch sizes or product

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

configuration changes not initially included in Schedule A, shall be established at the time of first production.

2.8	Payment

Payment for all undisputed amounts due for deliveries of Product and services shall be made via electronic funds transfer (a/k/a “wire transfer”) in U.S. Dollars (USD), net [**] after the [**] in accordance with the instructions detailed in the attached Schedule C. Invoices shall be generated upon release and shipment of Product from DPT. Total invoice price shall be equal to the quantity of Product times the total price per unit effective on [**], as listed in Schedule A. The tier pricing as set forth in Schedule A is only applicable in the event the Product is delivered [**] prior to each [**].

2.9	Late Payment

A late fee of [**] percent ([**]) of total invoice can be added each month for late payments for undisputed amounts. DPT, at its sole discretion, has the right to discontinue AUXILIUM’s credit on future orders and to put a hold on any production or shipment of Product if AUXILIUM’s account is not current for undisputed amounts. Such hold on production or shipment shall not constitute a breach of this Agreement by DPT. In the event credit is discontinued, a [**] percent ([**]) material deposit paid by AUXILIUM to DPT will be required prior to DPT ordering materials. In addition, a [**] percent ([**]) Manufacturing Fee deposit will be required prior to DPT manufacturing any Product and the balance of the invoice must be paid in full prior to shipment.

2.10	Disposal Costs

DPT reserves the right to invoice AUXILIUM for all disposal costs, (provided that, advance written approval was given by AUXILIUM) related to manufacture of the Products, unless the disposal relates to a Rejected Product in which case such disposal costs shall be handled in accordance with paragraph 2.6(c).

2.11	Failure to Supply.

(a) In the event that DPT is unable to supply [**] percent ([**]) of the quantity of Product to be delivered pursuant to the AUXILIUM [**] Forecasted Needs (by way of example only, if [**] Forecasted Needs (which constitute a firm order) is [**] lots if DPT does not supply a minimum of [**] lots, there would be a Failure to Supply) in accordance with the terms of this Agreement (a “Failure to Supply”), then:

Parties must agree upon procedure and timing associated with batch record review and resolution of open investigations as set forth in the Quality Agreement.

(i) at AUXILIUM’s option, AUXILIUM shall have the right to engage a third party to assume the manufacturing of Product. DPT shall fully cooperate with AUXILIUM and any third party manufacturer to transfer such manufacturing responsibility.

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(ii) Following a Failure to Supply and in the event DPT wishes to resume manufacturing Product under this Agreement, DPT must demonstrate to the reasonable satisfaction of AUXILIUM that DPT will be able to meet the Forecasted Needs.

(iii) In the event DPT’s Failure to Supply is deemed a result of its inability to meet the requirements of the Quality Agreement, then DPT shall demonstrate to AUXILIUM’S reasonable satisfaction that the conditions giving rise to the failure have been corrected.

(b) In the event DPT makes a change in the agreed upon production schedule of Product which affects the agreed to Delivery Date by more than [**], AUXILIUM, at its sole discretion, may move such lot production to a third party manufacturer.

(c) In the event that AUXILIUM resorts to a third party manufacture for the supply of Product, due to an event under this paragraph 2.11, all such Product shall be considered produced by DPT in the calculation of AUXILIUM’s purchase requirements under paragraph 2.1.

(d) A Failure to Supply shall not be deemed to have occurred if such Failure to Supply is due to (i) a Force Majeure Event as described in Section VIII or (ii) an act or omission of AUXILIUM.

III - SHIPMENT AND RISK OF LOSS

3.1	Shipment

Shipment of Product shall be in accordance with AUXILIUM instructions, provided that shipment is made in accordance with all relevant statutory requirements. Product will be shipped to AUXILIUM or its designee immediately upon release. Product held at DPT will be subject to payment as if the Product was shipped in accordance with paragraph 2.8 above. If AUXILIUM requests DPT to make any miscellaneous small shipments of Product, material, or other items on AUXILIUM’s behalf, AUXILIUM agrees to reimburse DPT for any shipping charges incurred.

3.2	Delivery Terms

The delivery terms of the Products detailed in Schedule A hereof shall be [**]. [**]. Risk of loss for Product, shall transfer from DPT to AUXILIUM when [**]. [**] shall bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.

3.3	Claims

The weights, tares and tests affixed by DPT’s invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by AUXILIUM unless made within [**] of receipt of Product by AUXILIUM (except in the case of latent defects, where such claims will not be waived).

IV - TERM AND TERMINATION

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4.1	Term

The initial term of this Agreement shall commence on January 1, 2011 and will continue until December 31, 2015 unless sooner terminated pursuant to paragraph 4.2 below. This Agreement shall thereafter automatically renew for periods of eighteen (18) months, unless any party shall give written notice to the other to the contrary at least eighteen (18) months prior to the expiration of the initial term or any renewal term of the Agreement.

4.2	Termination

(a) This Agreement may be terminated by either party at any time upon the occurrence of either of the following events:

(i) The failure of either party to comply with its obligations herein, which failure is not remedied within sixty (60) days after written notice thereof; or

(ii) Notice by either party to the other upon the insolvency or bankruptcy of the other party.

(b) This Agreement may be terminated by AUXILIUM at any time effective immediately upon written notice, if:

(i) a Failure to Supply continues for more than ninety (90) days after the Delivery Date for Product;

(ii) an applicable regulatory authority refuses to grant, or withdraws marketing approval for the Product;

(iii) AUXILIUM decides to discontinue the marketing of Product in the United States; or

(iv) DPT’s manufacturing license is revoked or suspended.

4.3	Payment on Termination

In the event of the termination or cancellation of this Agreement for failure of AUXILIUM to comply with its obligations herein (pursuant to paragraph 4.2(a)(i)), the insolvency or bankruptcy of AUXILIUM (pursuant to paragraph 4.2(a)(ii)) and without prejudice to any other rights and remedies available to DPT hereunder, AUXILIUM agrees to reimburse DPT for the Materials Fee directly ordered for the manufacture of Products based on AUXILIUM’s Forecasted Needs as well as for work-in-process and finished Products.

4.4	Survival

Termination of this Agreement under paragraph 4.2 or due to expiration or cancellation shall not relieve either party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Sections [**]

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hereof shall survive the termination, expiration, or cancellation of this Agreement for any reason.

V - CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

5.1	Certificates of Analysis

DPT shall test each lot of Product purchased pursuant to this Agreement before delivery to AUXILIUM. Each Certificate of Analysis shall set forth the items tested, specifications and test results for each lot delivered. DPT shall send one (1) Certificate of Analysis to AUXILIUM at the time of the release of Product. Extraordinary reporting or documentation, outside this Agreement, may be subject to an additional charge by DPT.

5.2	Stability Testing

DPT shall perform its standard stability test program as defined in DPT’s SOP’s or as separately agreed to in accordance with a change control for each of the Products contained herein. AUXILIUM shall receive a copy of DPT’s Annual Product Review for each Product as long as DPT is continuing to produce such Product for AUXILIUM and for as long as AUXILIUM’s account is current for undisputed amounts. If AUXILIUM elects to perform its own stability testing on Product, AUXILIUM agrees to provide DPT with a copy of the results from such testing on an annual basis.

5.3	Validation Work or Additional Testing

It is understood by the parties hereto that the responsibility for any validation work shall be the sole responsibility of AUXILIUM. The parties agree that for any validation work or additional testing in connection with the Product, DPT and AUXILIUM shall enter into a specific written project protocol establishing methodology and pricing for such services. It is understood between the parties hereto that if DPT is required by a regulatory authority to perform validation studies or additional testing in order to legitimately continue to engage in the manufacture of the Product for AUXILIUM and DPT and AUXILIUM cannot reach an agreement on a written project protocol, then DPT shall be under no obligation to continue the manufacture of the Product affected by said regulation.

5.4	Government Agency Inspection

DPT shall advise AUXILIUM if an authorized agent of the FDA, DEA or other government agency visits DPT’s manufacturing facility and requests or requires information or changes which specifically pertain to the Products. FDA audit time unrelated to DPT operations, which are not routine and are specific to Products will be billed to COMPANY from DPT at the then-prevailing QA hourly rate.

5.5	Regulatory Filings

AUXILIUM agrees to provide DPT with copies of any sections of NDA’s, ANDA’s, 510(k)’s or other regulatory filings applicable to the Products manufactured and/or tested by DPT, and copies of any changes in or updates of same as they, from time to time, hereafter occur.

5.6	Quality

The Quality Agreement will set forth the parties’ quality and compliance obligations with respect to the manufacture of the Product. The Quality Agreement will set forth in greater detail many of the responsibilities and obligations set forth herein. In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

VI - WARRANTIES

6.1	Conformity with Specifications

DPT warrants that all Products sold and delivered pursuant to this Agreement will have been manufactured in accordance with the Specifications for the release of the Product or pursuant to exceptions approved by AUXILIUM at the time of manufacture and shipment.

6.2	Compliance with the Act

AUXILIUM shall bear sole responsibility for the validity of all test methods and appropriateness of all Specifications. In addition, AUXILIUM shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. AUXILIUM further warrants that it has obtained any and all necessary approvals from all applicable regulatory agencies necessary to manufacture and distribute all Products under this Agreement. Nothing provided for in this Agreement shall be interpreted as AUXILIUM having responsibility, whether financially or otherwise, for DPT’s regulatory requirements to be a licensed manufacturer.

6.3	Conformity with FDA and DEA regulations and cGMP’s

Subject to the provisions set forth in paragraph 6.2 and 6.4 hereof, DPT warrants that all Products manufactured, held for sale, sold and shipped pursuant to this Agreement shall have been manufactured, and released and stored by DPT in compliance with applicable FDA and DEA regulations and cGMP.

6.4	Compliance of Packaging and Labeling with Laws and Regulations

AUXILIUM warrants that all Labeling copy and artwork approved, designated or supplied by AUXILIUM shall be in compliance with all applicable laws and governmental regulations. Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the sole responsibility of AUXILIUM, provided that DPT purchases such Packaging and Labeling as provided in paragraph 2.2(c) hereof. AUXILIUM hereby represents and warrants to DPT that all AUXILIUM designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws.

6.5	Access to DPT’s Facilities

AUXILIUM, its distributors, and licensees shall have access to DPT’s facilities at mutually agreeable times for the sole purpose of auditing DPT’s compliance with current Good Manufacturing Practices and the Act. Such access shall in no way give AUXILIUM, its distributors, and licensees the right to any of DPT’s confidential or proprietary information. Further, such audits shall normally be limited to every [**] (for each of, AUXILIUM, its distributors, and licensees) and [**] employees, or representatives of AUXILIUM, its distributors, and licensees who are subject to the same requirements of confidentiality as AUXILIUM.

6.6	Disclaimer

DPT AND AUXILIUM MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, LABELING OR PACKAGING; EXCEPT AS DETAILED HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. DPT AND AUXILIUM AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF USE, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DPT’S LIABILITY UNDER THIS AGREEMENT FOR FIRST PARTY DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, RESTITUTION, WILL NOT EXCEED, [**].

VII - ADMINISTRATIVE COSTS

In the event (i) any government authority issues a request, directive or order that Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) DPT reasonably determines after consultation with AUXILIUM that the Product should be recalled because the Product does not conform to Specifications at the time of shipment by DPT, or (iv) AUXILIUM reasonably determines that the Product should be recalled for any reason, the parties shall take all appropriate corrective actions reasonably requested by the other party hereto or by any government authority. In the event that such recall results solely from a material breach of this Agreement by DPT, DPT shall, in addition to the replacement cost of the recalled Product, be responsible for the administrative expenses of the recall; [**]. In the event the recall results from a material breach of this Agreement by AUXILIUM, AUXILIUM shall be responsible for all of the expenses of the recall. For the purposes of this Agreement, the administrative expenses of the recall shall be the expenses of notification, destruction and return of the recalled Product; including any reasonable out-of-pocket costs incurred by the parties in connection with any corrective action. In the event the parties are unable to agree on whether a party materially breached this Agreement which resulted in a recall, final resolution will be settled in accordance with paragraph 12.6.

VIII - FORCE MAJEURE

Failure of either party to perform its obligations under this Agreement shall not subject such party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, acts of terrorism, fires, explosion, flood, drought, war, riot, sabotage, embargo,

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strikes, compliance with any court order or regulation of any government entity acting with color of right or by any other cause beyond the reasonable control of the parties, whether or not foreseeable. In the event of a force majeure, the nonperforming party will promptly provide notice of the force majeure event to the other party. The nonperforming party will also make reasonable efforts to remove the condition causing nonperformance. In the event a force majeure prevents DPT from manufacturing Product for AUXILIUM, AUXILIUM may have Product manufactured with a third party and such volume manufactured at the third party will be included in calculating the purchase requirements under paragraph 2.1 of this Agreement.

IX - CHANGES TO PROCESS OR PRODUCT

9.1	Changes by AUXILIUM

If AUXILIUM at any time requests a change to Product and such change complies with applicable regulations; (i) such change shall be incorporated within the master batch record and/or Specifications via a written change control reviewed and agreed upon by both DPT and AUXILIUM; (ii) the parties shall adjust the price of Product, if necessary, and Schedule A shall be amended accordingly; and (iii) AUXILIUM shall pay DPT for the costs associated with such change (provided that AUXILIUM gives prior written approval for such costs) including, but not limited to, any additional development or validation work required, charged at DPT’s then-prevailing R&D rates.

9.2	Changes by DPT

DPT agrees that any changes developed by DPT, which may be incorporated into the Product shall require the written approval of AUXILIUM via a change control prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. It is also agreed that any regulatory filings incident to any such change shall be the sole responsibility of AUXILIUM.

9.3	Changes by Regulatory Authorities

The parties agree that any changes required by a regulatory authority, shall be incorporated into the Product as evidenced by the written approval of AUXILIUM via a change control prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. If DPT is required by a regulatory authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for AUXILIUM, DPT and AUXILIUM will enter into good faith negotiations regarding how such studies will be conducted. In the event the parties cannot come to an agreement, such matter will be resolved in accordance with paragraph 12.6. In the event a regulatory authority required change is (i) specific to Product, AUXILIUM shall be responsible for the costs associated with such change; or (ii) not specific to Product, DPT shall be responsible for the costs associated with such change.

9.4	Obsolete Inventory

Any AUXILIUM-specific inventory including, but not limited to, materials, work-in-process, and Products rendered obsolete as a result of formula, artwork or Packaging changes requested by AUXILIUM or by changes required by a regulatory authority shall be reimbursed to DPT by AUXILIUM at DPT’s Materials Fee. At such time and unless otherwise instructed by AUXILIUM, DPT will provide AUXILIUM with a list of inventory to be destroyed and the costs associated with such destruction. Upon written approval by AUXILIUM, DPT will ship the obsolete inventory to AUXILIUM for destruction by AUXILIUM. AUXILIUM shall bear [**] percent ([**]%) of all shipping and destruction costs related to said obsolete inventory which is identified in the list of inventory to be destroyed and that does not exceed the costs disclosed in such list. The destruction shall be in accordance with all applicable laws and regulations. AUXILIUM shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. If DPT does not receive disposition instructions from AUXILIUM within [**] from date of obsolescence, obsolete inventory remaining at DPT’s facilities shall be subject to a deposit covering the standard cost of the obsolete inventory and storage fees.

X - CONFIDENTIAL INFORMATION

10.1	Confidential Information

(a)	Obligations of Confidentiality

All Confidential Information furnished by AUXILIUM to DPT, or by DPT to AUXILIUM, during the term of this Agreement, relating to the subject matter hereof, shall be kept confidential by the party receiving said confidential information, except for purposes authorized by this Agreement, and shall not be disclosed to any person or firm, unless previously authorized in writing to do so, for a period of not less than [**] years following the date of disclosure. The party receiving said Confidential Information may, however, disclose the same to its responsible officers, consultants, and employees who require said information for the purposes contemplated by this Agreement, provided that said officers, consultants, and employees shall have assumed like obligations of confidentiality.

(b)	Exceptions

Any other provisions hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and nonuse herein assumed shall not apply to any information which:

(i) is at the time of disclosure or thereafter so becomes a part of the public domain by no fault of the receiving party; or

(ii) was otherwise in the receiving party’s lawful possession prior to disclosure as shown by its written record; or

(iii) is hereafter disclosed to the receiving party by a third party purporting not to be in violation of an obligation of confidentiality to the disclosing party relative to said information; or

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(iv) is by mutual agreement of the parties hereto released from a confidential status; or

(v) is required to be disclosed pursuant to regulatory or legal requirements; or

(vi) was independently developed or discovered, without the aid, application or use of any item of the disclosing party’s Confidential Information, as evidenced by written records.

(c)	DPT Business Model

AUXILIUM acknowledges that as a contract manufacturing organization, DPT’s business involves the application of its expertise, technology and know-how to numerous pharmaceutical and other products and that DPT retains the right (subject to its obligations under the applicable confidentiality provision or agreement) to apply such expertise, technology and know-how to a variety of products or services. However, during the term of this Agreement, and for a period of [**] after its termination as set forth in Section 4.2 a (i), (ii), b (i) and (iv), DPT shall not apply its expertise, technology or know-how to, and shall not manufacture, test, market, or distribute, any Competitive Product that directly competes, or might compete with Testim®.

10.2	Trademarks and Trade Names

(a) Each party hereby acknowledges that it does not have, and shall not acquire any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed.

(b) Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

XI - INDEMNIFICATION AND INSURANCE

11.1	Indemnification by DPT

DPT will indemnify, defend, and hold AUXILIUM, its respective directors, officers, agents, and employees harmless against any and all Losses resulting from any third party Claims made against AUXILIUM resulting or otherwise arising from, (i) a breach by DPT of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (ii) DPT’s willful and gross negligence, unless such Loss is caused by the breach of Auxilium under this Agreement, up to the amount of insurance coverage as provided for herein in Section 11.2.

11.2	Insurance by DPT

While this Agreement is in full force and effect, DPT shall furnish AUXILIUM with evidence of Commercial General Liability insurance (including endorsements for Products and Contractual Liability) coverage affording a minimum amount of [**] Dollars

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($[**]) per occurrence combined single limit, bodily injury/property damage and [**] Dollars ($[**]) aggregate liability limits. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name the AUXILIUM as an additional insured and provided that DPT has assumed the liability as provided for herein.

11.3	Indemnification by AUXILIUM

AUXILIUM will indemnify, defend, and hold DPT, its respective directors, officers, agents, and employees harmless against any and all Losses resulting from any third party Claims made against DPT resulting or otherwise arising from, (i) a breach by AUXILIUM of its representations, warranties, covenants, or obligations pursuant to this Agreement, (ii) AUXILIUM’s negligence or willful misconduct, or (iii) the promotion, distribution, use, testing or sales of Products, including, without limitation, any claims, express, implied or statutory, made as to the efficacy, safety, or use to be made of Products, and Claims made by reason of any Product Labeling or any Packaging containing Product (provided such Packaging and Labeling was purchased by DPT as provided in paragraph 2.2 (c) hereof), unless such Loss is caused by the breach of DPT under this Agreement.

11.4	Insurance by AUXILIUM

While this Agreement is in full force and effect, AUXILIUM shall furnish DPT with evidence of Commercial General Liability insurance, inclusive of Contractual Liability insurance affording a minimum amount of [**] Dollars ($[**]), and Products Liability Insurance coverage affording a minimum amount of [**] Dollars ($[**]) per occurrence combined single limit, bodily injury/property damage and [**] Dollars ($[**]) aggregate liability limits. Such evidence of insurance coverage can be in the form of the original policy or a Certificate of Insurance which shall name DPT as an additional insured and provide that AUXILIUM has assumed the liability as provided for herein.

11.5	Indemnification Procedures

Upon receipt of notice of any Claim which may give rise to a right of indemnity from a party, the indemnified party shall give written notice thereof to the indemnifying party of such a Claim and of indemnified party’s request for indemnification. Promptly after a Claim is made for which the indemnified party seeks indemnity, the indemnified party shall permit the indemnifying party, at its own option and expense, to assume the complete defense of such Claim. The indemnifying party shall keep the indemnified party informed as to the progress of its defense of any such Claim and shall not compromise or otherwise settle any such claim or lawsuit without indemnified party’s prior written consent; such consent not to be unreasonably withheld.

11.6	Intellectual Property

(a)	Intellectual Property Rights

(i) Unless otherwise expressly agreed herein, nothing in this Agreement shall effect, or purport to effect, any transfer or conveyance, express or implied, of any right,

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title, ownership or other interest to DPT in AUXILIUM Intellectual Property or Improvements thereof, provided, however, that AUXILIUM grants to DPT a non-exclusive license to AUXILIUM Intellectual Property and Improvements for the sole and limited purpose of, and to the extent necessary for, DPT’s performing its obligations pursuant to this Agreement. All AUXILIUM Intellectual Property and Improvements shall be and, at the sole discretion of AUXILIUM, remain the exclusive property of AUXILIUM.

(ii) DPT shall promptly disclose all Improvements it becomes aware of during the course of its performance under this Agreement. [**].

(iii) To the extent necessary to vest the rights to Improvements as provided by paragraph 11.6(a)(ii) hereof, each party shall cooperate fully with the other and undertake to do and cause to be done, all things necessary and proper, including without limitation, executing and having executed all documents and authorizations, to vest such rights in accordance with paragraph 11.6(a)(ii) hereof.

(b)	Warranty by AUXILIUM

AUXILIUM will indemnify, defend and hold DPT harmless from any damage, judgment, loss, cost or other reasonable expense (including reasonable attorney’s fees) arising from claims that Products or the use of the Product names and any other trademarks, trade names, or trade dress used by AUXILIUM in connection with Products infringes patent or other proprietary rights of a third party.

(c)	Warranty by DPT

DPT shall indemnify and hold AUXILIUM harmless from all costs, damages and expense (including reasonable attorney’s fees) arising out of any suit or action brought against AUXILIUM based upon a claim that any process or technical data furnished or utilized by DPT infringes any patent or other proprietary rights.

XII - GENERAL PROVISIONS

12.1	Notices

Any notices permitted or required by this Agreement shall be sent by a nationally recognized overnight carrier, certified or registered mail, return receipt requested, and shall be effective upon receipt. All such notices shall be addressed as follows or to such other address as may be designated by either party in writing:

If to DPT:	DPT Laboratories, Ltd.
Attention: President
318 McCullough Ave.

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San Antonio, Texas 78215
Fax: (210) 227-6132
with a copy to the General Counsel’s Office

If to AUXILIUM:	Auxilium Pharmaceuticals, Inc.
Attention: General Counsel
40 Valley Stream Parkway
Malvern, PA 19355
Fax: (484) 321-5999

12.2	Entire Agreement; Amendment

The parties hereto acknowledge that this document, its exhibits and the Quality Agreement set forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT’s quotation, acknowledgment and invoice forms and AUXILIUM’s other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

12.3	Waiver

No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

12.4	Obligations to Third Parties

Each party warrants and represents that proceeding herein is not inconsistent with any contractual obligations, express or implied, undertaken with any third party.

12.5	Assignment

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld; provided however, either party may assign this Agreement without such consent to an affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity. The party desiring consent to assign this Agreement shall provide a minimum of [**] advance written notice of such intention to the other party. Such notice shall include the proposed assignee and target date of assignment.

12.6	Governing Law and Dispute Resolution

(a)	Disputes.

With respect to all disputes arising between the parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application

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of this Agreement, if the parties are unable to resolve such dispute with [**] after such dispute is first identified by either party in writing to the other, the parties shall refer such dispute to the Executive Officer for attempted resolution by good-faith negotiations within [**] after such notice is received.

(b)	Dispute Resolution

If the Executive Officers are not able to resolve such dispute referred to them under paragraph 12.6(a) within [**], then either party shall have the right to pursue any legal or equitable remedy available to it under law.

(c)	Choice of Law and Venue

Each party hereto irrevocably agrees that any dispute arising out of or related in any way to this Agreement which cannot be resolved pursuant to paragraph 12.6(b), shall thereafter be submitted to mediation and then, if still unresolved, to litigation pursuant to the provisions of 8 Del. C. §§ 346 and 347 in the Court of Chancery of the State of Delaware and subject to the substantive laws of the State of Delaware; excluding any conflicts of law provisions contained therein. If the Delaware Court of Chancery lacks jurisdiction under 8 Del. C. §§ 346 and 347 to resolve the dispute either by mediation or litigation, then such dispute shall be brought in the appropriate court in the State of Delaware, and each of the parties hereto hereby (i) irrevocably submits with regard to any such dispute for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the Delaware courts in the event that any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion of leave from any such court in Delaware, and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts.

(d)	Costs

[**] shall be responsible for [**] costs of dispute resolution and/or litigation.

12.7	Severability

In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof. The parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

12.8	Headings, Interpretation

The headings used in this Agreement are for convenience only and are not a part of this Agreement.

12.9	Counterparts

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This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

12.10	Independent Contractor

In performing its services hereunder, DPT shall act as an independent contractor.

12.11	Export/Import Laws and Regulations

This Agreement is subject to any restrictions concerning the import or export of Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data) to or from the United States as well as the laws and regulations of any other country involved in the import or export of such Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data). AUXILIUM acknowledges that it shall be solely and exclusively responsible for the preparation of all import and export documentation and compliance with all import and export laws of the United States as well as the laws and regulations of any other country involved in the import or export of such Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data); except as otherwise agreed by the parties in writing. AUXILIUM shall cooperate with DPT as reasonably necessary to permit DPT to comply with the laws and regulations of the United States and any other country relating to the control of import or export of Product, active pharmaceutical ingredient, chemical or packaging components (or related technical information or data).

12.12	Equipment

AUXILIUM Owned Equipment may be utilized, upon prior written approval by AUXILIUM, by DPT to produce products and proposed products for customers other than AUXILIUM provided that DPT pays AUXILIUM a royalty per unit and provided that such products and proposed products are not Competitive Products. The royalty rate will be subject to negotiation by the parties and is dependent upon the specifics of the product that is contemplated for manufacture. DPT will be required to give priority to AUXILIUM’s Forecasted Needs for its Product production scheduling prior to scheduling any third-party use of AUXILIUM Owned Equipment. DPT must utilize dedicated change parts for any such AUXILIUM Owned Equipment used for customers other than AUXILIUM. Normal maintenance, taxes, replacement parts and capital improvements shall be the responsibility of DPT.

12.13	Equipment Maintenance

Equipment maintenance costs (including, but not limited to, gaskets, hoses, spare parts, preventive maintenance, etc.), whether for AUXILIUM Owned Equipment or DPT owned equipment, will be at DPT’s sole cost. DPT will not invoice AUXILIUM for such costs, nor will such costs be included in the AUXILIUM Manufacturing Fee or Materials Fee.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

AUXILIUM PHARMACEUTICALS, INC.		DPT LABORATORIES, LTD.

By:	/s/ Armando Anido	By:	/s/ Paul H. Joseph

Its:	CEO & President	Its:	1/18/11

Date:	1/19/11	Date:

SCHEDULE A - 2011

641 AUXILIUM PHARMACEUTICALS

PRODUCT NUMBER	PRODUCT DESCRIPTION	2011 MTL. PRICE	2011 MFG PRICE	TOTAL PRICE
[redacted]				

1/7/2011

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule B

Testim Equipment

Category	Description of Equipment	Number # on Equipment

Client Equipment

1	[**]	[**]

2	[**]	[**]

3	[**]	[**]

4	[**]	[**]

5	[**]	[**]

6	[**]	[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule C

DPT LABORATORIES, LTD.
307 E. Josephine, San Antonio, Tx 78215
(210) 223-3281 Fax (210) 223-2272

REMIT TO: DPT LABORATORIES, LTD.
SAN ANTONIO
12637 COLLECTIONS CENTER DRIVE
CHICAGO, IL 60693

Dear Sir/Madam:

Thank you for doing business with DPT Laboratories, Ltd. Fund transfers by wires or ACH should be made to the following:

[redacted]

Should you have any questions, please do not hesitate to contact me at [redacted]

Sincerely,

[redacted]

Account Receivable Accountant

[redacted]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

Schedule D

Territory

[**]

**	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.